As filed with the Securities and Exchange Commission on October 26, 2010
(File No. 333-__________)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHINA SKY ONE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	87-0430322
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

No. 2158, North Xiang An Road Song Bei District, Harbin People’s Republic of China	150028
(Address of Principal Executive Offices)	(Zip Code)

China Sky One Medical, Inc. 2006 Stock Incentive Plan
(Full title of the plan)

Mr. Liu Yan-qing
Chairman, Chief Executive Officer and President No. 2158, North Xiang An Road Song Bei District, Harbin People’s Republic of China
(Name and address of agent for service)

+86-451-87032617 (China)
(Telephone number, including area code, of agent for service)

Copy to:
Jeffrey A. Rinde, Esq.
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share (2)		Proposed maximum aggregate offering price (2)		Amount of registration fee
Common stock, par value $0.001 per share (1)	1,273,593	(1)	$8.13	(2)	$10,354,311	(2)	$738.26	(3)
Total Fee							$738.26	(3)

(1)
Represents the maximum number of shares of common stock which may hereafter be granted under the Registrant’s 2006 Stock Incentive Plan, and includes an indeterminate number of shares which may be issuable by reason of a stock dividend, stock split, recapitalization or other similar event, in accordance with Rule 416(a) of the Securities Act of 1933, as amended.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock on the Nasdaq Global Select Market on October 20, 2010.

(3)
The $738.26 registration fee is offset by the fee paid in connection with a registration statement on Form S-1 the registrant filed on April 11, 2008 (Registration No. 333-150209), which was withdrawn on September 29, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item  1.      Plan Information.*

Item  2.      Registrant Information and Employee Plan Annual Information*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.      Incorporation of Documents by Reference.

The Registrant’s file number for documents it files with the Securities and Exchange Commission (the "SEC" or “Commission”)) under the Securities Exchange Act of 1934 is 001-34080. The following documents previously filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:

•	Current Report on Form 8-K filed with the SEC on October 14, 2010;

•	Current Report on Form 8-K filed with the SEC on September 3, 2010;

•	Quarterly Report on Form 10-Q for the fiscal period ended June 30, 2010, filed with the SEC on August 9, 2010;

•	Current Report on Form 8-K filed with the SEC on June 24, 2010;

•	Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2010, filed with the SEC on May 17, 2010, as amended on July 23, 2010;

•	Current Report on Form 8-K filed with the SEC on May 11, 2010, as amended on May 24, 2010;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed with the SEC on March 16, 2010, as amended on March 17, 2010 and July 23, 2010;

•
the description of the Registrant’s Common Stock  included in the Current Report on Form 8-K filed with the SEC on May 15, 2006, as amended by any amendment or report filed for the purpose of updating such description; and

•
All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the respective date of filing of such documents.

Any statement  herein or contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Our officers and directors are indemnified as provided by the Nevada Revised Statutes ("NRS") and our Articles of Incorporation.

NRS Chapter 78 provides that:

(i)           Chapter 78 of the Nevada Revised Statutes (“NRS”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (each a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

(ii)          NRS Chapter 78 further provides that a corporation similarly may indemnify a Covered Person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by on in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a Covered Person, against expenses (including amounts paid in settlement and attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

(iii)         NRS Chapter 78 also includes other provisions related to indemnification, including provisions that permit a corporation, in certain circumstances set forth in NRS Chapter 78, (i) to advance the expenses incurred by a director or officer in advance of the final disposition of an action, suit or proceeding and (ii) obtain insurance or make other financial arrangements on behalf of a Covered Person.

(iv)         NRS Chapter 78 also provides that any indemnification or advancement of expenses made pursuant to NRS Chapter 78 does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the corporation’s articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, except that indemnification or the advancement of expenses, unless ordered by a court, may not be made to or on behalf of any director or officer if a final adjudication establishes that (i) his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and (ii) was material to the cause of action.

Article VII of our articles of incorporation provides as follows:

The Company shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors of the Company, may serve or any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Company, or of such other corporation, except in relation to matters as to which any such director or officer of the Company, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

5	Opinion of Snell & Wilmer LLP.

23.1	Consent of MSPC

23.2	Consent of Sherb & Co., LLP.

23.3	Consent of Snell & Wilmer LLP (included in Exhibit 5).

24.1	Powers of Attorney (included on the signature page).

99.1	2006 Stock Incentive Plan (incorporated by reference to Exhibit A to the registrant’s Definitive Information Statement on Schedule 14C filed with the Commission on July 6, 2006).

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes, that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing  of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim  for indemnification against such liabilities (other than payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Harbin, Province of Heilongjiang, on October 26, 2010.

CHINA SKY ONE MEDICAL, INC.

By:	/s/ Liu Yan-qing
Liu Yan-qing
Chairman, Chief Executive Officer and President

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Liu Yan-qing his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and the documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Liu Yan-qing	Chairman, Chief Executive	October 26, 2010
Liu Yan-qing	Officer and President (Principal Executive Officer)

/s/ Zhang Yu-kun	Chief Accounting Officer,	October 26, 2010
Zhang Yu-kun	(Principal Financial Officer and Accounting Officer)

/s/ Han Xiao-yan	Vice Chairman and Director	October 26, 2010
Han Xiao-yan

/s/ Song Chun-fang	Director	October 26, 2010
Song Chun-fang

/s/ William Wei Lee	Director	October 26, 2010
William Wei Lee

/s/ Zhao Jie	Director	October 26, 2010
Zhao Jie

/s/ Qian Xu-feng	Director	October 26, 2010
Qian Xu-feng